As filed with the Securities and Exchange Commission on July 17, 2003

                                           Securities Act File No. 333-102447
                                    Investment Company Act File No. 811-10053

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                              ------------------

                                   FORM N-14
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                       Pre-Effective Amendment No.     [ ]
                   Post-Effective Amendment No. 1     [ X ]
                       (Check appropriate box or boxes)

                              ------------------

                 Merrill Lynch Investment Managers Funds, Inc.
            (Exact Name of Registrant as Specified in its Charter)

                              ------------------

                                (609) 282-2800
                       (Area Code and Telephone Number)

                              ------------------

                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                   (Address of Principal Executive Offices:
                    Number, Street, City, State, Zip Code)

                              ------------------

                                Terry K. Glenn
                 Merrill Lynch Investment Managers Funds, Inc.
             800 Scudders Mill Road, Plainsboro, New Jersey 08536
       Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011
                    (Name and Address of Agent for Service)

                              ------------------

                                  Copies to:
           Frank P. Bruno, Esq.                   Andrew J. Donohue, Esq.
    SIDLEY AUSTIN BROWN & WOOD LLP               FUND ASSET MANAGEMENT, L.P.
          787 Seventh Avenue                           P.O. Box 9011
    New York, New York 10019-6018             Princeton, New Jersey 08543-9011
                              ------------------

Title of Securities Being Registered:  Common Stock, Par Value $.10 per share.

No filing fee is required because of reliance on Section 24(f) under the Investment Company Act of 1940.

     This Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-102447) (the "N-14 Registration Statement") consists of the following:

(1) Facing Sheet of this Registration Statement.

(2) Part C of this Registration Statement (including signature page).

     Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement and Prospectus filed on February 14, 2003 under Rule 497 under the Securities Act of 1933, as amended.

     This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed to file (i) an Amendment to the Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement between the Registrant and Financial Data Services, Inc. and (ii) a tax opinion of Sidley Austin Brown & Wood LLP, counsel for Merrill Lynch Low Duration Fund ("ML Low Duration"), a series of the Registrant, and Mercury Low Duration Fund ("Mercury Low Duration"), a series of Mercury Funds II ("Mercury Funds II"), as Exhibits 8(a) and 13, respectively, to the N-14 Registration Statement. The tax opinion relates to the reorganization of Mercury Low Duration into ML Low Duration.

                                    PART C
                               OTHER INFORMATION

Item 15. Indemnification.

     Reference is made to Article V of the Registrant's Articles of Incorporation, Article VI of the Registrant's By-Laws and Section 2-418 of the Maryland General Corporation Law.

     Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "Investment Company Act"), may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt of the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.    Exhibits

(1) (a)  -- Articles of Incorporation of the Registrant.(1)

    (b)  -- Certificate of Correction.(1)

    (c)  -- Articles Supplementary (6)

(2)      -- By-Laws of the Registrant.(1)

(3)      -- Portions of Articles of Incorporation and By-Laws of the
            Registrant defining the rights of holders of shares of common stock of the Registrant.(1)

(4)      -- None.

(5) (a)  -- Form of Distribution Agreement between the Registrant and FAM
            Distributors, Inc. (including form of Selected Dealer Agreement).(1)

    (b)  -- Form of Class B Shares Distribution Plan of the Registrant.(1)

    (c)  -- Form of Class C Shares Distribution Plan of the Registrant.(1)

    (d)  -- Form of Class D Shares Distribution Plan of the Registrant.(1)

(6)      -- None.

(7)      -- None.

(8) (a)  -- Amended Transfer Agency, Dividend Disbursing Agency and Shareholder
            Servicing Agency Agreement between the Registrant and Financial Data Services, Inc.

    (b) -- Agreement relating to use of name between the Registrant and Merrill Lynch & Co., Inc.(1)

    (c)  -- Expense Cap Agreement.(2)

    (d)  -- Amended and Restated Expense Cap Agreement.(5)

    (e)  -- Administration Agreement for Merrill Lynch Low Duration Fund.(5)

    (f)  -- Administration Agreement for Merrill Lynch Total Return Bond
            Fund.(5)

    (g)  -- Credit Agreement.(3)

    (h) -- Administrative Services Agreement with State Street Bank and Trust Company.(4)

    (i)  -- Certificate of Fund Asset Management, L.P.(2)

(9)      -- None.

(10)     -- Merrill Lynch Select Pricing System Plan pursuant to Rule 18f-3.(1)

(11)     -- Opinion of Sidley Austin Brown & Wood LLP, special counsel for ML
            Low Duration Fund.(8)

(12)     -- None.

(13)     -- Tax Opinion of Sidley Austin Brown & Wood LLP, special counsel for
            ML Low Duration Fund.

(14) (a) -- Consent of Ernst & Young LLP, independent auditors for ML Low
            Duration Fund.(8)

     (b) -- Consent of Ernst & Young LLP, independent auditors for Mercury Low Duration Fund.(8)

(15)     -- Power of Attorney.(7)

(16)     -- Code of Ethics.(1)

17 (a)   -- Prospectus, dated October 25, 2002, as supplemented, and Statement of Additional Information dated October 25, 2002, as supplemented, of the Registrant.(8)

    (b) -- Prospectus, dated October 25, 2002, and Statement of Additional Information dated October 25, 2002, of Mercury Low Duration Fund.(8)

    (c) -- Annual Report to Stockholders of the Registrant for the fiscal year ended June 30, 2002.(8)

    (d) -- Annual Report to Shareholders of Mercury Low Duration Fund for the fiscal year ended June 30, 2002.(8)

    (e)  -- Form of Proxy Card.(8)

------------------

(1) Incorporated by reference and previously filed as an exhibit to the Registration Statement on Form N-1A filed on August 11, 2000 (File No. 333-43552).
(2) Incorporated by reference and previously filed as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 6, 2000 (File No. 333-43552).
(3) Incorporated by reference to Exhibit (b) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973) filed on December 14, 2000.
(4) Incorporated by reference and previously filed as an Exhibit to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of Mercury HW Variable Trust filed on February 28, 2001 (File No. 333-24349).
(5) Incorporated by reference and previously filed as an Exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed on October 25, 2001 (File No. 333-43552).
(6) Incorporated by reference and previously filed as an Exhibit to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A filed on December 20, 2002 (File No. 333-43552).
(7) Included on the signature page of the N-14 Registration Statement filed on January 10, 2003.
(8)  Filed on January 10, 2003 as an Exhibit to the N-14 Registration Statement.


Item 17.  Undertakings.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The Registrant undertakes to file, by post-effective amendment, a copy of an opinion of counsel as to certain tax matters within a reasonable time after receipt of such opinion.

                                  SIGNATURES

     As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the Township of Plainsboro and State of New Jersey, on the 17th day of July, 2003.


                                     MERRILL LYNCH INVESTMENT MANAGERS
                                     FUNDS, INC.
                                     (Registrant)

                                     BY:  /s/ Donald C. Burke
                                          -------------------------------------
                                          (Donald C. Burke, Vice President)


     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                                      Title                       Date
         ----------                                      -----                       ----
       TERRY K. GLENN*                      President (Principal Executive
--------------------------                       Officer) and Trustee
      (Terry K. Glenn)

       DONALD C. BURKE*                     Vice President and Treasurer
--------------------------                     (Principal Financial and
      (Donald C. Burke)                           Accounting Officer)

      JAMES H. BODURTHA*
--------------------------
     (James H. Bodurtha)                              Director

         JOE GRILLS*
--------------------------
         (Joe Grills)                                 Director

   HERBERT I. LONDON*
--------------------------
  (Herbert I. London)                                 Director

     ANDRE F. PEROLD*
--------------------------
    (Andre F. Perold)                                 Director

    ROBERTA COOPER RAMO*
--------------------------
   (Roberta Cooper Ramo)                              Director

  ROBERT S. SALOMON, JR.*
--------------------------
 (Robert S. Salomon, Jr.)                             Director

   STEPHEN B. SWENSRUD*
--------------------------
  (Stephen B. Swensrud)                               Director

*By:  /s/ Donald C. Burke
      -----------------------------------
      (Donald C. Burke, Attorney-in-Fact)                                          July 17, 2003

                                  SIGNATURES

     Fund Asset Management Master Trust has duly caused this Registration Statement of Merrill Lynch Investment Managers Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 17th day of July, 2003.


                                     FUND ASSET MANAGEMENT MASTER TRUST


                                     BY:  /s/ Donald C. Burke
                                          -----------------------------------
                                          (Donald C. Burke, Vice President)

     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                                         Title                         Date
         ----------                                         -----                         ----
       TERRY K. GLENN*                       President (Principal Executive
--------------------------                        Officer) and Director
      (Terry K. Glenn)

       DONALD C. BURKE*                      Vice President and Treasurer
--------------------------                      (Principal Financial and
      (Donald C. Burke)                            Accounting Officer)

      JAMES H. BODURTHA*
--------------------------
     (James H. Bodurtha)                               Trustee

         JOE GRILLS*
--------------------------
         (Joe Grills)                                  Trustee

   HERBERT I. LONDON*
--------------------------
  (Herbert I. London)                                  Trustee

     ANDRE F. PEROLD*
--------------------------
    (Andre F. Perold)                                  Trustee

    ROBERTA COOPER RAMO*
--------------------------
   (Roberta Cooper Ramo)                               Trustee

  ROBERT S. SALOMON, JR.*
--------------------------
 (Robert S. Salomon, Jr.)                              Trustee

   STEPHEN B. SWENSRUD*
--------------------------
  (Stephen B. Swensrud)                                Trustee

*By:  /s/ Donald C. Burke
    -----------------------------------
    (Donald C. Burke, Attorney-in-Fact)                                              July 17, 2003

                                 EXHIBIT INDEX

Exhibit
 Number          Description
 ------          -----------

  8(a)     --   Amended Transfer Agency, Dividend Disbursing Agency and
                Shareholder Servicing Agency Agreement between the Registrant and Financial Data Services, Inc.

  13       --   Tax Opinion of Sidley Austin Brown & Wood LLP, special counsel for Merrill Lynch Low Duration Fund and Mercury Low Duration
                Fund, as to the reorganization of Mercury Low Duration Fund into Merrill Lynch Low Duration Fund.